Exhibit 99.1

MicroAlgo Inc. Announces Enters Securities Purchase Agreement for up to US$3.2 Million

NEW YORK, January 13, 2023 /PRNewswire/ -- MicroAlgo Inc. (the “Company” or “MicroAlgo”) (NASDAQ: MLGO) today announced that it has entered into a definitive agreement for the issuance and sale of 2,666,667 private placement units at $1.20 per unit, each unit consisting of one ordinary share of the Company, par value $0.001 per share, (“Ordinary Share”) and one warrant entitling the holder to purchase one whole Ordinary Share at an exercise price of $1.35 per whole share. The gross proceeds to the Company from this private offering is approximately $3.2 million.

As a condition to the closing, the Company and the Investor will enter into a Registration Rights Agreement pursuant to which the Company will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement covering the registrable securities within a reasonable timeframe upon the demand of the Investor.

About MicroAlgo Inc.

MicroAlgo Inc. (the “MicroAlgo”), a Cayman Islands exempted company, is dedicated to the development and application of bespoke central processing algorithms. MicroAlgo provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, thereby helping them to increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals. The range of MicroAlgo’s services includes algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing, and data intelligence services. MicroAlgo’s ability to efficiently deliver software and hardware optimization to customers through bespoke central processing algorithms serves as a driving force for MicroAlgo’s long-term development.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of MicroAlgo, including those set forth in the Risk Factors section of MicroAlgo’s periodic reports on Forms 10-K and 8-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MicroAlgo’s expectations with respect to future performance and anticipated financial impacts of the business transaction.

MicroAlgo undertakes no obligation to update these statements for revisions or changes after the date of this release, except as may be required by law.

Contact

MicroAlgo Inc.

Investor Relations

Email: ir@viyialgo.com

Tel: 0755-88600589